Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Alan J. Hyatt
President
Email: ahyatt@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Partial Redemption of TARP Preferred Stock and Payment of Obligations Under Outstanding Trust Preferred Securities

Annapolis, MD (May 19, 2016) – Severn Bancorp, Inc., (Nasdaq: SVBI) (the “Company”) parent company of Severn Savings Bank, FSB (“Severn”), announced the redemption of a portion of the 23,393 original shares of preferred stock sold in 2008 to the U.S. Department of the Treasury (the  “TARP Shares”), now owned by third parties.  The TARP Shares have a dividend rate of 9% per annum.  The Company paid $10 million on May 16, 2016 to redeem 10,000 of the TARP Shares, leaving 13,393 of those shares outstanding. Prior to the redemption the Company paid all interest payments current on its outstanding trust preferred securities, consisting of deferred interest for 16 quarters beginning in 2012, as allowed under the trust indenture.

Alan J. Hyatt, President and Chief Executive Officer commented, “This is yet another positive sign for the Company.” He continued, “We are pleased to announce the payment of our interest obligations and the redemption of the costly TARP Shares which is another indicator of the financial strength of the Company. This move is consistent with our plans to completely redeem all TARP Shares as soon as possible. Our capital ratios after the redemption exceed requirements for well capitalized banks, and Severn is poised for further growth.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $760 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland, and another branch under construction in Severna Park, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.